As filed with the Securities and Exchange Commission on November 24, 1999.
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   LYCOS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                           04-3277338
    (STATE OR OTHER JURISDICTION OF    (IRS EMPLOYER IDENTIFICATION NUMBER)
     INCORPORATION OR ORGANIZATION)

              400-2 TOTTEN POND ROAD, WALTHAM, MASSACHUSETTS 02451
                                 (781) 370-2700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                                 ROBERT J. DAVIS
                                   LYCOS, INC.
                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 370-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                             KENNETH J. GORDON, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================
                     Amount     Proposed Maximum   Proposed Maximum       Amount of
Title of Shares       to be      Offering Price    Aggregate Offering   Registration
to be Registered   Registered     Per Share (1)         Price (1)            Fee
------------------------------------------------------------------------------------
common stock,       166,080         $55.88            $9,280,000          $2,580.00
par value
$.01 per share
====================================================================================

(1) Estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Lycos' common stock as reported on the Nasdaq National Market on November 22, 1999 in accordance with Rule 457 under the Securities Act of 1933.

                                   ----------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS       SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1999

                                 166,080 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK

        This prospectus relates to the public offering, which is not being underwritten, of up to 166,080 shares of common stock, par value $0.01 per share, of Lycos, Inc., which may be offered from time to time by stockholders of Lycos or by donees, transferees or other successors in interest that receive Lycos' shares as a gift or other non-sale related transfer. Lycos will receive no part of the proceeds of such sales. The shares of Lycos common stock described above were originally issued or reserved for issuance by Lycos in consideration for Lycos' acquisition of Series C Preferred Stock of iCOMS, Inc. dba Internet Commerce Services Corporation, a Delaware corporation, and the consummation of an Amended and Restated Service Agreement by and between Lycos and iCOMS. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. These shares are being registered by Lycos in connection with the consummation of the transactions with iCOMS.

        These shares may be offered by stockholders of Lycos from time to time in one or more transactions as described under the "Plan of Distribution". To the extent required, the number of shares to be sold, the name of any selling stockholder(s), the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such agent or broker-dealer with respect to a particular offering will be set forth in a supplement or supplements to this prospectus. The aggregate proceeds to any selling stockholder(s) from the sale of the shares offered from time to time will be the purchase price of the shares sold less commissions, discounts and other compensation, if any, paid by such selling stockholder(s) to any agent or broker-dealer. The price at which any of the shares may be sold, and the commissions, if any paid, in connection with any sale, are unknown and may vary from transaction to transaction. Lycos will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholder" and "Plan of Distribution."

        Lycos' common stock is listed on the Nasdaq National Market under the symbol "LCOS." On November 22, 1999, the last sale price of Lycos' common stock was $56.00 per share.

                                   ----------

                  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
              FOR MORE INFORMATION, SEE "RISK FACTORS" ON PAGE 4.

                                   ----------

        The Securities and Exchange Commission may take the view that, under certain circumstances, Lycos' stockholders and any broker-dealers or agents that participate with such stockholders in the distribution of these registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act of 1933.



NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is November 24, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

Lycos files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Lycos files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lycos' SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. Lycos has filed a registration statement to register with the SEC the Lycos common stock listed in this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is "incorporated by reference" to documents that have been filed by Lycos with the SEC. The information that is incorporated by reference consists of:

        * Lycos' Annual Report on Form 10-K , for the fiscal year ended July 31, 1999, as filed on October 29, 1999;

        * Lycos' Current Reports on Form 8-K filed on August 6, 1999 (as amended on October 7, 1999) and September 16, 1999;

        * The description of Lycos' common stock contained in its registration statement on Form 8-A, filed with the SEC on February 23, 1996;

        * All documents filed by Lycos under the Securities Exchange Act of 1934 (e.g., Forms 10-Q and 8-K) after the date of this prospectus and prior to the termination of this offering.

If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this prospectus.

If you are a stockholder, you can obtain any of the documents incorporated by reference through Lycos or the SEC. Documents incorporated by reference are available from Lycos without charge, excluding all exhibits. You may obtain documents incorporated by reference in this prospectus by requesting them in writing to the following address or by telephone:

                                   Lycos, Inc.
                          Attention: Investor Relations
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02451
                                 (718) 370-2700


                                   THE COMPANY

        Lycos, "Your Personal Internet Guide," is a "New Generation Online Service" that offers a network of globally branded media properties and aggregated content distributed primarily through the World Wide Web. Under the "Lycos Network" brand, Lycos provides guides to online content, aggregated third party content, Web search and directory services and community and personalization features. Lycos seeks to draw a large number of viewers to its Websites by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Web.

        Lycos is a Delaware corporation incorporated in June 1995. Our principal executive offices are located at 400-2 Totten Pond Road, Waltham, Massachusetts 02451, and our telephone number is (781) 370-2700.

                                  RISK FACTORS

        The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this prospectus before purchasing the common stock offered. We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934 in this document. Forward-looking statements include information concerning the possible or assumed future results of our operations as well as statements preceded by, followed by, or that include words such as "believes," "expects," "anticipates" or similar expressions. Important factors in addition to those discussed under the caption "Risk Factors" and elsewhere in this document and in the documents that we have incorporated by reference, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this document, even if new information, future events or other circumstances have made them incorrect or misleading.

WE HAVE A LIMITED OPERATING HISTORY.

        We have a limited operating history for you to use in evaluating our prospects. We generated revenues of $56.1 million for the fiscal year ended July 31, 1998 and revenues of $135.5 million for the fiscal year ended July 31, 1999. Due to our limited operating history, you should not take the recent revenue growth as indicative of the rate of growth, if any, that you can expect in the future. You should consider the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies operating in new and rapidly evolving markets such as ourselves. We may not successfully address these risks which include:

  * the ability to continue to develop and extend the "Lycos" brand;

  * the ability to maintain premier positions on high traffic Web access points through relationships such as our arrangements with Netscape Communications Corporation and Microsoft Corporation or to enter into additional distribution relationships and strategic alliances;

  * the ability to maintain and increase levels of traffic on our Websites;

  * the ability to continue to develop or acquire content, features and functionality for our services;

  * the development of equal or superior services or products by competitors;

  * the failure of the market to adopt the Web as an advertising or commercial medium;

  * the reduction in market prices for Web-based advertising as a result of competition or otherwise;

  * the ability to effectively generate commerce-related revenues through sponsored services and placements in our services; and

  * the success in attracting, retaining and motivating qualified personnel.

        As a strategic response to a changing competitive environment, we may choose to make pricing, service or marketing decisions or acquisitions that would adversely impact our operations and therefore our profitability. Due to the nascent nature of the Internet industry, we believe that period-to-period comparisons of our operating results are not meaningful and that you should not rely upon them as an indication of our future performance.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES.

        We have incurred significant losses since our inception and may incur losses in the future. As of July 31, 1999, we had an accumulated deficit of $52.0 million. We reported a loss of $0.46 per share for the year ended July 31, 1998 and a loss of $.60 per share for the year ended July 31, 1999. We currently expect that our operating expenses will continue to increase significantly as our sales and marketing operations are expanded and as we fund further product development and acquire complementary products and technologies. Our potential inability to keep short-term expense levels in line with revenues could adversely affect our financial results for any given quarter. It is possible that in some future quarter our operating results may be below the expectations of analysts and investors which could reduce the price of our common stock.

OUR OPERATING RESULTS CAN BE AFFECTED BY SEASONALITY.

        We have experienced, and expect to continue to experience, seasonality in our business. Historically, users have made a smaller number of visits to our Websites and the Websites of our partners during the summer and the year-end vacation and holiday periods when usage of the Web and our services typically declines.

OUR STOCK PRICE IS VOLATILE AND IS AFFECTED BY FACTORS RELATING TO THE INTERNET INDUSTRY.

        The price of our common stock has been and may continue to be subject to wide fluctuations in response to any of the following events:

  * quarterly variations in results of operations;

  * announcements of new technological innovations or new products and media properties by us or our competitors;

  * changes in financial estimates and recommendations by securities analysts;

  * the operating and stock price performance of other companies that investors may deem comparable to us; and

  * news relating to trends in our markets.

Also, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of Internet-related companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Additionally, fluctuations in the market price of our common stock could result in stockholder lawsuits, which potentially could impair our business.

WE MAY NOT BE ABLE TO MAINTAIN ADVERTISING REVENUES IF THE INTERNET IS NOT ADOPTED AS AN ADVERTISING MEDIUM.

        We earn a significant portion of our revenues by selling advertisements on our Web pages. For the fiscal year ended July 31, 1999, advertising revenues represented approximately 69% of our total revenues. We will not be able to sustain or increase our advertising revenues if the Internet does not develop into an attractive and sustainable advertising medium. For example, users may purchase "filter" software programs that limit or remove advertising from the Web user's desktop. The widespread adoption of this software by users could negatively impact the use of advertising on the Web. It is also difficult to predict which method of pricing will be adopted by the industry or advertisers. For example, our advertising revenues could decrease if advertising rates are based on the number of users who access the advertiser's Website from one of our network Websites or seek additional information about a product or service by "clicking" on the advertisement, rather than rates being based solely on the number of times an advertisement is displayed. Our strategy is to continue to develop advertising and other methods of generating revenues through the use of our products and services. In order to maintain and increase advertising revenues, we must develop a large base of users of our products and services processing demographic characteristics attractive to advertisers. Additionally, we may be required to expand our advertising sales force.

WE MAY NOT BE ABLE TO DELIVER OR MEASURE THE DELIVERY OF ADVERTISEMENTS
RELIABLY.

        The process of reliably delivering and tracking advertising placement within large, high-traffic Websites such as ours is an increasingly important and complex task, and currently available software programs and other tracing methods are rapidly evolving. We license an advertising management system from a third party. To the extent that we encounter system failures or material difficulties in the operation of this system, we could be unable to deliver banner advertisements and sponsorships through our Websites. Any extended failure of, or other material difficulties with, our advertising management system may require us to provide free advertising to our customers. In addition, advertising clients may not advertise on our Websites or may pay less for advertising if they do not perceive our measurements to be accurate or reliable.

WE MAY INCUR COSTS IN CONNECTION WITH OUR ARRANGEMENTS WITH ADVERTISERS AND SPONSORS.

        We sell advertising space on our Websites and allow third-parties to provide sponsored services and placements on our Websites under agreements with advertisers and sponsors which expose us to potentially significant financial risks. In connection with these arrangements, we provide, and sometimes guarantee, a minimum number of times that an advertisement is displayed or a minimum number of user requests for additional information made by clicking on the advertisement or promotional hyperlink. We may receive sponsorship fees as well as a portion of transaction revenues received by these third-party sponsors from users originated through our Websites. These sponsorship arrangements expose us to potentially significant financial risks, including the risk that we may fail to deliver the required number of advertisement displays or user requests for additional information. If we fail to deliver these minimums, the parties typically either decrease the fees payable to us or we provide the sponsorship services to the sponsor for free for a limited "make good" period. Our contracts with advertisers and sponsors typically have short terms and are terminable on relatively short notice. Third-party sponsors may not renew the sponsorship agreements upon termination. Some of these arrangements also require us to integrate sponsors' content with our services. We must dedicate resources and significant programming and design efforts to accomplish this integration. We may not be able to attract additional sponsors or renew existing sponsorship agreements when they terminate. In addition, we have granted exclusivity provisions to some of our sponsors, and may in the future grant additional exclusivity provisions. These exclusivity provisions may prevent us for the duration of these exclusivity agreements from accepting advertising or sponsorship agreements within a particular subject matter in our Websites or across our entire service network.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS FOR DISTRIBUTION AND CONTENT OF OUR WEBSITES.

        We depend on a number of third-party relationships to attract users to our Websites and consequently to generate revenues. We require those third-parties to provide users with access to our products and services. If we are unable to attract users to our Websites, advertising revenues could be impaired, advertisers and sponsors may terminate their agreements with us, advertisers may not be willing to pay as much as they currently pay to appear on our network and we may be required to supply our services under agreements with advertisers for free.

        Browser services provided by Netscape.

        We depend on arrangements relating to the positioning of our products and services on Web browsers, such as those offered by Netscape, to create traffic on our Websites and consequently to generate revenues. If a Web browser grants an exclusive arrangement for positioning on its Web browser to our competitors, then our business may be impaired.

        Although our agreements with Netscape may be terminated only under particular circumstances, if we are unable to continue as a premier provider for Netscape, our Websites could lose a material portion of our users, the level of use on competing services could substantially increase and our Websites could otherwise become less attractive to advertisers, resulting in harm to our revenues.

        Other third-party relationships.

        We depend on Website operators that provide links to our Websites or otherwise use our services to create traffic on these Websites. We license some technology and related databases from third parties, including telephone directories, e-mail, chat, street mapping and other similar services. We believe that many of our third party relationships are important to our ability to attract traffic and advertisers. Any errors, failures or delays experienced in connection with these third party technologies and information services could alienate our users and adversely affect our brand and our business. Although we view these relationships as important, most of our arrangements do not include minimum commitments to use our services or to provide access or links to Lycos' products or services in the future, are not exclusive and generally have a term of only one to three years. In addition, our partners may not regard their relationship with us to be as important to their own respective businesses and operations. Our partners may reassess their commitment to our products or services at any time in the future, or may develop their own competitive products or services. Our existing relationships may not result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us. The failure of one or more of our partnering relationships to achieve or maintain market acceptance or commercial success, or the termination of one or more successful partnering relationships, could have a material adverse effect on our business.

        Content.

        We rely on content developed by third parties. We license various technologies, databases and services, including chat, street mapping, stock quotes and similar services, from third parties in connection with the operation of our Websites. We believe that third party content is an important element in attracting users to our Websites. Failure of these third party content providers to develop and maintain high quality products and services could impair our ability to attract users and advertisers.

        WE FACE RISKS RELATING TO OUR CUSTOMERS' LIQUIDITY.

        The Internet as a commercial endeavor has been in existence for a relatively short period of time. The costs of establishing a Website are low, and new online service providers, content providers and advertisers are launched regularly. Many of our advertisers and electronic commerce sponsors were funded with venture capital and other forms of financing before they proved to be successful. Those companies that are unable to prove themselves successful before they have spent their initial funding may find it difficult or impossible to secure additional funding and, therefore, difficult to pay amounts due to us. Our profitability could be decreased if any of our advertisers or electronic commerce sponsors fail to pay amounts due on a timely basis.

WE COMPETE WITH A VARIETY OF COMPETITORS BOTH TO ATTRACT INTERNET USERS TO VISIT OUR WEBSITES AND TO ATTRACT ADVERTISERS AND SPONSORS TO PLACE CONTENT ON OUR WEBSITES.

        The market for Internet products and services, including those which we offer to Internet users, is highly competitive. We compete with our providers both to attract Internet users and to attract advertisers and sponsors. A number of companies offer competitive products in our target markets. For example, we compete with search program services that allow a user to search the databases maintained by us and our competitors simultaneously. We also compete indirectly with database vendors that offer information search and retrieval capabilities with their core database products. Our community-based Websites, Tripod and Angelfire.com, compete with other community-based Websites, including Yahoo!'s Geocities.com.

        Additional competition may come from a variety of companies that have announced their intention to offer services similar to those currently offered by us. For example, many large media companies have developed or acquired Internet navigation services and are attempting to become "gateway" or "portal" sites through which users may enter the Web, similar to the sites maintained by us and our competitors. If these companies develop these "portal" sites, we could lose a substantial portion of our users. These competitors could take actions that make it more difficult for viewers to find and use our products and services. Additionally, companies may acquire our competitors, as in America Online's acquisition of Netscape, or may enter into joint ventures and/or licensing arrangements involving our competitors.

        A number of companies offering Internet products and services, including our direct competitors, recently have begun to integrate multiple features within their products and services, including search and retrieval features. For example, the web browsers offered by Netscape and Microsoft, which are the two most widely-used browsers and substantial sources of users for us, may incorporate and promote information search and retrieval capabilities in future releases or upgrades. This integration of search and retrieval capabilities could make it more difficult for Internet viewers to find and to use our products and services.

        We also compete with traditional off-line media, including print and television, for a share of advertising budgets.

        If our competitors become more successful than us in attracting users, then our attractiveness to advertisers will be diminished. We believe that the principal competitive factors in attracting users include:

  * name recognition;

  * distribution arrangements;

  * performance;

  * ease of use;

  * a variety of value-added services;

  * the ability to continually improve and upgrade products and services; and

  * quality of support.

        We receive a majority of our revenue from selling advertising space on our Websites and allowing third parties to provide sponsored services and placements on our Websites under sponsorship agreements with us. There is intense competition based on price in the sale of advertising on the Internet which makes it difficult to project future advertising revenues.

        We may not be able to compete successfully against our current or future competitors. Although we believe that the Internet market will provide opportunities for more than one supplier of products and services similar to ours, it is possible that a single supplier may dominate one or more market segments.

WE ARE UNCERTAIN WHETHER OUR PRODUCTS AND SERVICES WILL BE ACCEPTED BY THE
MARKET.

        The market for our products and services has only recently begun to develop and is rapidly evolving. An increasing number of market entrants have introduced or developed products and services for use on the Internet. Our market depends on the increased use of the Internet for information publication and distribution and for commerce. Additionally, this market depends on the development of the Internet as an advertising medium. Our future operating results will depend upon:

  * the growth of Internet advertising and commerce markets;

  * the successful implementation of our advertising program; and

  * Our ability to establish electronic commerce and licensing relationships and other strategic alliances.

We cannot assure you that:

  * the Internet advertising or commerce market will develop as an attractive and sustainable medium;

  * we will achieve or sustain market acceptance of our products and services;
    or

  * we will be able to execute our business plan successfully.

As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are very uncertain. The industry is young and has few proven products. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising and electronic commerce) remain unresolved. These critical issues may impact the growth of the Internet, the placement of advertisements on the Internet or the growth of the Internet as a means of electronic commerce. Our business would likely be impaired if:

  * commercial use of the Internet does not grow;

  * the Internet does not develop as an attractive medium for advertising;

  * electronic commerce does not develop; or

  * the Internet infrastructure does not effectively support growth that may occur.

Because the market for our products and services is new and evolving, it is difficult to predict the size of this market and its growth rate, if any. We cannot assure you that the market for our products and services will develop or that there will be a demand for our products or services. Our business may not be profitable if:

  * the market fails to develop;

  * the market develops more slowly than expected;

  * the market becomes saturated with competitors; or

  * our products and services do not achieve or sustain market acceptance.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH AND COMMERCIAL ACCEPTANCE OF THE INTERNET.

        Our future success will depend substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. If the Internet does not become a viable and substantial commercial medium, our business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Critical issues concerning the commercial use of the Internet, like security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability if there are delays in the development or adoption of new standards and protocols to handle increased activity or if there is increased government regulation and taxation of Internet commerce.

OUR SYSTEMS MAY FAIL TO FUNCTION OR MAY NOT HAVE ADEQUATE CAPACITY WHICH COULD IMPAIR OUR ABILITY TO ATTRACT ADVERTISERS AND USERS.

        The satisfactory performance, reliability and availability of our services and our network infrastructure are critical to attracting Internet users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Websites and advertisements purchased and reduce the attractiveness of our online services to business customers and consumers. Any increase in system interruptions or slower response times could have a material and adverse effect on our business, financial condition and results of operations. We have experienced system interruptions in the past. These interruptions are expected to occur from time to time in the future.

        Any substantial increase in traffic on the Lycos Network or on any of our Websites will require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on the Lycos Network or on any of our Websites may cause unanticipated system disruptions and result in slower response times. In addition, we currently depend on a limited number of suppliers for certain key technologies used to roll out and manage the Lycos Network. We may not be able to expand our network infrastructure on a timely basis to meet increased demand and key technology suppliers may not continue to provide us with products and services that meet our requirements.

OUR SOFTWARE AND HARDWARE MAY FACE CAPACITY CONSTRAINTS OR SYSTEMS FAILURES.

        A key element of our strategy is to generate a high volume of traffic to our products and services. We make our products and services available free of charge to users of the Internet. Accordingly, the performance of our products and services is critical to our reputation, our ability to attract advertisers to our Websites and market acceptance of these products and services. Any system failure that causes interruptions in the availability, or increases response time, of our products and services could result in less traffic to our Websites. If interruptions or increases in response time continue or are repeated, they could reduce the attractiveness of our products and services to advertisers and partners. An increase in the volume of searches conducted through our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure. This strain could lead to slower response time or system failures. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonable terms could diminish our business. In addition, as the number of Web pages and users increases, our products and services may not be able to increase proportionately.

        We are dependent upon Web browsers and Internet and online service providers for access to our products and services. Users have experienced difficulties due to browser and provider system failures unrelated to our systems, products and services. We are also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide our products and services. Substantially all of our hardware operations are located at our computer facility in Pittsburgh, Pennsylvania and the Santa Clara, California and Waltham, Massachusetts sites of Exodus Communications. We also outsource a portion of our hardware operations to third parties. A system failure at any of these locations may harm the performance of our products and services. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Despite the implementation of network security measures, our servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or halts in service to users of our products and services. The occurrence of any of these risks could harm our business.

WE MUST BE ABLE TO ADAPT TO TECHNOLOGICAL CHANGE AND TO DEVELOP NEW PRODUCTS TO REMAIN COMPETITIVE.

        The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new competitive Internet products in the near future. To be successful, we must continually improve the performance, features and reliability of our search and navigation services. In addition, a key element of our business strategy is the development, introduction and integration of new products that capitalize on the increasing use of the Internet. We cannot assure you that we will be successful in developing or integrating these products or services or that they will meet with market acceptance. In addition, our new product releases may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence in our products and services and, consequently, viewer support, which will diminish the use of our products and services.

WE FACE RISKS ASSOCIATED WITH BRAND DEVELOPMENT.

        We believe that establishing and maintaining the "Lycos Network" brand is crucial to the continued expansion and attraction of our Internet audience. We believe that the importance of brand recognition will increase in the future due to the growing number of Internet sites. Promotion and enhancement of the "Lycos Network" brand will depend largely on our ability to provide consistently high-quality products and services. The "Lycos Network" brand could be impaired if:

  * we do not provide consistently high-quality products and services;

  * consumers do not believe that our products and services are of high quality;

  * consumers do not use new products and services which we introduce; or

  * our new business ventures are not favorably received by consumers.

THE ACQUISITIONS AND INVESTMENTS THAT WE HAVE MADE AND MAY MAKE IN THE FUTURE MAY NOT BE SUCCESSFUL AND MAY CREATE UNANTICIPATED PROBLEMS FOR US.

        We have completed acquisitions of companies, technologies and assets that complement our business. We may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or to complete any desired acquisitions. In addition, we may not be able to successfully integrate any or all of the businesses we have recently acquired into our operations. In connection with future acquisitions, we may have to:

  * issue equity securities, which would decrease the ownership interest of all our stockholders; or

  * incur additional debt;

        Acquisitions involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company. Our systems, procedures or controls may not be able to support increased operations resulting from acquisitions. Acquisitions also divert management's attention from other business concerns. We also encounter risks by entering markets in which we have little or no experience. Problems with an acquired business could impair our performance. We have, in general, made investments in companies involved in the development of technologies or services that are complementary or related to our operations (including our investment in iCOMS). We may make investments of this type in the future. We have invested in companies that are in an early stage of development and may be expected to incur substantial losses. We cannot assure you that any investments in these companies will result in any return, nor can there be any assurance as to the timing of any return.

WE FACE RISKS ASSOCIATED WITH LITIGATION.

        We are subject to several purported class action lawsuits. The complaints allege, among other claims, violations of the United States federal securities law through alleged misrepresentations relating to our agreement to enter into an announced transaction with USA Networks, Inc. and certain affiliated companies. Each complaint seeks an unspecified award of damages. For a more detailed description of these suits, we recommend you review Lycos' annual report on Form 10-K for the year ended July 31, 1999.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION.

        International sales, primarily from licensing our products and services, accounted for less than 10% of our revenues for the fiscal year ended July 31, 1999. As part of our business strategy, we have entered into joint ventures in Europe (with Bertelsmann AG, in May 1997), Japan (with Sumitomo Corporation and Internet Initiative Japan, in March 1998), Korea (with Mirae Corporation, in March 1999), and Asia (with Singapore Telecom, in September 1999). We recently announced that we launched localized, company-owned and -operated sites in six South and Central American countries. We currently offer localized versions of the Lycos service in Argentina, Belgium, Brazil, Chile, Denmark, France, Germany, Italy, Japan, Korea, Luxembourg, the Netherlands, Norway, Mexico, Peru, Spain, Sweden, Switzerland, the United Kingdom and Venezuela.

        We believe this expansion is important to our ability to continue to grow and to market our products and services. In marketing our products and services internationally, however, we will face new competitors. In addition, our ability to enter international markets will be dependent upon our ability to create localized versions of our products and services. We cannot assure that we will be successful in creating localized versions of our products and services, marketing or distributing our products abroad, or that, if we are successful, our international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, we have limited experience in marketing and distributing our products internationally.

        In addition to the uncertainty as to our ability to establish an international presence, there are difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in those requirements, trade barriers, protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange and potentially adverse tax consequences. We cannot assure that one or more of these factors will not have a material adverse effect on any international operations established by us and consequently on our business, results of operations and financial condition.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY AND OUR METHODS OF PROTECTING OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE.

        Our success depends significantly upon our proprietary technology. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We generally enter into confidentiality agreements with our employees, consultants and partners. We have registered and applied for registration of certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. In addition, Carnegie Mellon University has licensed a patent issued in the United States relating to our search and indexing technology to us on a perpetual basis. Other parties may challenge this patent. If challenges are brought, the patent may be invalidated. Also, we cannot assure you that we will develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on our ability to do business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. We do not currently have any patents or patent applications pending in any foreign country. Our means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar technology, duplicate our products or design around our intellectual property rights.

WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION WHICH COULD IMPAIR OUR ABILITY TO CONDUCT OUR BUSINESS.

        There has been substantial litigation in the computer industry regarding intellectual property rights. We may become involved in claims and counterclaims with third parties regarding infringement with respect to current or future products or trademarks or other proprietary rights. Any infringement or other claims or counterclaims could impair our business because they could:

  * be time-consuming;

  * result in costly litigation;

  * divert management's attention;

  * cause product release delays; or

  * require us to redesign our products or require us to enter into royalty or licensing agreements which may not be available on terms acceptable to us, or at all.

INTERNET SECURITY CONCERNS COULD HINDER COMMERCIAL TRANSACTIONS CONDUCTED OVER THE INTERNET.

        The need to securely transmit confidential information over the Internet has been a significant barrier to commercial transactions conducted over the Internet and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, like stock trades or purchases of goods or services. Because much of our business involves use of the Web to purchase goods or services, our business could be adversely affected by security violations of us or our commerce partners' Websites.

        We may also incur significant costs to protect against the threat of security violations or to alleviate problems caused by these violations. These violations could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for these orders has been authorized by the associated financial institution.

WE ARE SUBJECT TO CONCERNS REGARDING PRIVACY OF PERSONAL INFORMATION ABOUT USERS OF OUR PRODUCTS AND SERVICES.

        We maintain a privacy policy which is displayed on each of our Websites. Our policy is not to disclose willfully any individually identifiable information about any user of our products or services to a third party without the user's consent. This policy and user choices regarding the dissemination of personal information collected on our Websites, which may include personal identification information, demographic profile data, user preferences and Website behavioral data, are accessible to users of our personalized services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate users' personal information, we could be subject to liability claims. These could include claims for unauthorized purchases, impersonation or other similar fraud claims, as well as claims for other misuses of personal information, for example for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have been investigating some Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

WE MAY FACE POTENTIAL GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES WHICH MAY IMPAIR OUR BUSINESS.

        We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to, or commerce on, the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to issues such as the protection of databases, user privacy, pricing and characteristics and quality of products and services. The adoption of laws or regulations may decrease the growth of the Web. This decrease could in turn decrease the demand for our services and products or increase Lycos' cost of doing business.

        Due to the global nature of the Web, it is possible that, although transmission of our services originates from our operations centers in New Jersey, Pennsylvania, California and Massachusetts, the governments of other states and foreign countries may attempt to regulate our transmissions or to prosecute us for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. We may unintentionally violate these laws and these laws may be modified, or new laws enacted, in the future. It is also possible that states or foreign countries may seek to impose sales taxes on out of state companies that engage in commerce over the Internet. In the event that states or foreign countries succeed in imposing sales or other taxes on Internet commerce, the growth of the use of the Internet for commerce could slow substantially.

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET.

        Because material may be downloaded by the online or Internet services operated or facilitated by us or the Internet access providers with which we have relationships, and be subsequently distributed to others, it is possible that claims will be made against us on the basis of defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. These claims could be based on us providing access to obscene, lascivious or indecent information. Although we carry general liability insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all types of liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could impair our business.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH ELECTRONIC COMMERCE.

        We believe that the portion of our business dedicated to electronic commerce will play a significant role in our future financial growth and development. In order to support our electronic commerce initiative, we must rely on the efficiencies and proper business practices of our third party suppliers. The failure of our third party suppliers to provide quality service to users of our Websites, to timely deliver to our users the products purchased by users on our Websites, or to deliver superior products may result in user dissatisfaction, which may, in turn, cause users to stop visiting our Websites or using our services. In addition, to the extent that we are an intermediary in electronic commerce transactions, there is the potential that users may involve us in claims associated with the sale of goods, including, without limitation, claims relating to product liability and consumer protection.

WE MAY NOT BE ABLE TO MANAGE EFFECTIVELY THE POTENTIAL GROWTH OF OUR BUSINESSES.

        Our businesses have grown rapidly in recent periods. The growth of these businesses has resulted, and, for us, is expected in the future to result in the growth in the number of its employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. We may not sustain our current rate of growth. To the extent we continue to grow and do not manage this expansion successfully, our ability to retain key personnel and our business, operating results and financial condition could be materially and adversely affected.

WE ARE DEPENDENT UPON KEY SENIOR MANAGEMENT.

        Our success depends to a significant degree upon the contributions of our executive management team. The loss of the services of members of our executive management team could have a material and adverse effect on our business, financial condition and results of operations.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL TO BE SUCCESSFUL.

        Our success depends upon our ability to attract and retain highly qualified management, technical and sales and marketing personnel. The process of locating and hiring personnel with the combination of skills and attributes required to carry out our strategy is often lengthy and intensely competitive.

        The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material and adverse effect on our business, financial condition and results of operations.

OUR SYSTEMS MAY EXPERIENCE DIFFICULTIES RELATED TO YEAR 2000 COMPUTER PROBLEMS.

        The codes of many currently installed computer systems and software products accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. Many companies' software and computer systems, including ours and the companies we depend on, may need to be upgraded or replaced so that they will be able to distinguish 21st century dates from 20th century dates in order to comply with year 2000 requirements and therefore be year 2000 compliant.

OUR STATE OF YEAR 2000 READINESS.

        We are currently evaluating the year 2000 readiness of the hardware and software products we sell, the information technology systems we use and our non-information technology systems, like building security, voice mail and other systems. This evaluation includes the following phases:

        - identification of all hardware and software products we sell and information technology systems and non-information technology systems we use;

        -       assessment of repair or replacement requirements;

        -       repair or replacement;

        -       testing;

        -       implementation; and

        - creation of contingency plans in the event of year 2000 failures.

        We have completed our assessment of all current versions of these hardware and software products and believe that they are year 2000 compliant. We have also completed substantially all of our testing of these technology information systems. We have identified areas of these systems that are not currently year 2000 compliant; however, we expect to make these systems year 2000 compliant prior to the end of 1999. There can be no assurance, however, that our assessments and remediation efforts will be successful.

        Whether a complete system or device that uses hardware or software used by us will process 21st century dates depends on other components that are supplied by parties other than us. The suppliers of our critical information systems have informed us that this software is year 2000 compliant. We rely, both domestically and internationally, upon various service providers that are outside of our control including:

        -       various vendors;

        -       governmental agencies;

        -       utility companies;

        -       telecommunications service companies;

        -       delivery service companies; and

        -       other service providers.

        These third parties may suffer a year 2000 business disruption caused by the inability of various systems to process 21st century dates that could hinder our ability to conduct our business.

        To the extent that we fail to identify and remedy any non-compliant internal or external Year 2000 problems, or the Year 2000 phenomenon creates a systemic failure beyond our control, like a prolonged telecommunications or electrical failure or a prolonged failure of third-party software on which we rely, we could be prevented from operating our business and permitting users access to our Websites.

COSTS OF YEAR 2000 COMPLIANCE TO US.

        To date, we have not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of our expenses thus far relate to retaining third party consultants to assist us in our compliance efforts and to the opportunity cost of time spent by our employees evaluating our software, the current versions of the hardware and software sold by us and year 2000 compliance matters generally.

STATUS OF OUR CONTINGENCY PLAN.

        We have not yet developed a year 2000-specific contingency plan. If we discover year 2000 compliance issues, then we will evaluate the need for contingency plans relating to these issues.

                                 USE OF PROCEEDS

        Lycos will not receive any of the proceeds from the sale of these shares of common stock. All proceeds from the sale of these shares of common stock will be for the account of the Selling Stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution" described below.

                               SELLING STOCKHOLDER

        The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholder, the number of shares that the Selling Stockholder owns as of such date, the number of shares owned by the Selling Stockholder that may be offered for sale from time to time by this prospectus, and the number of shares to be held by the Selling Stockholder assuming the sale of all of the shares offered hereby. The Selling Stockholder named below performs services for Lycos pursuant to an Amended and Restated Service Agreement and Lycos owns a portion of the Selling Stockholder's Series C Preferred Stock. Lycos may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                 SHARES                                SHARES
                              BENEFICIALLY                          BENEFICIALLY
                              OWNED (1)(2)      SHARES WHICH         OWNED AFTER
                           PRIOR TO OFFERING     MAY BE SOLD     OFFERING (1)(2)(3)
                           -----------------     PURSUANT TO     ------------------
SELLING STOCKHOLDER        NUMBER    PERCENT   THIS PROSPECTUS   NUMBER     PERCENT
-------------------        ------    -------   ---------------   ------     -------
iCOMS, Inc. dba Internet   166,080      *         166,080           0           *
  Commerce Services
  Corporation

*   Less than 1.0%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2) Includes an aggregate of 55,360 shares of common stock beneficially owned by the Selling Stockholder that have been deposited in an escrow account pursuant to the Service Agreement and an Escrow Agreement dated November 23, 1999 to secure the service obligations to Lycos of the Selling Stockholder. These escrowed shares will be fully released from escrow on November 23, 2001 only to the extent that no claims have been made by Lycos against the escrowed shares. The escrowed shares may be sold by the escrow agent for the account of the Selling Stockholder prior to November 23, 2001 and the proceeds of the sale placed in escrow.

(3) Assumes that the Selling Stockholder will sell all of the shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus." There can be no assurance that the Selling Stockholder will sell all or any of the shares offered hereunder.

                              PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholder, including donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. The Selling Stockholder will act independently of Lycos in making decisions with respect to the timing, manner and size of any sale. The Selling Stockholder may sell the shares on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Lycos common stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell Lycos common stock short and redeliver the shares to close out such short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered hereby, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholder also may pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Lycos will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

        Lycos has advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. In addition, Lycos will make copies of this prospectus available to the Selling Stockholder and has informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. We cannot assure you that the Selling Stockholder will sell all or any of the shares.

        Lycos has agreed with the Selling Stockholder to keep the registration statement of which this prospectus constitutes a part effective until May 24, 2000. Lycos intends to de-register any of the shares not sold by the Selling Stockholder by May 24, 2000.

                                  LEGAL MATTERS

        The validity of the shares offered will be passed upon by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, counsel to Lycos.

                                     EXPERTS

        The consolidated financial statements of Lycos at July 31, 1999, 1998 and 1997 and for each of the years in the three-year period ended July 31, 1999, incorporated in this prospectus by reference to Lycos' Annual Report on Form 10-K for the year ended July 31, 1999 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Lycos will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

     SEC registration fee ...............................        $ 2,580.00
     NASDAQ National Market listing fee..................          3,321.60
     Legal fees and expenses ............................         10,000.00
     Printing expenses ..................................            250.00
     Miscellaneous expenses .............................            250.00

     Total ..............................................        $16,401.60
                                                                 ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, Lycos' Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Lycos' Amended and Restated By-laws provide for indemnification of Lycos' directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Lycos, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

        Lycos has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of Lycos also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Lycos.

        Lycos has entered into separate indemnification agreements with its directors and officers. The indemnification agreements create certain indemnification obligations of Lycos in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

ITEM 16. EXHIBITS

5.1     Opinion of Testa, Hurwitz & Thibeault, LLP.

23.1    Consent of KPMG LLP, Independent Accountants.

23.2    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).

24.1    Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

        A.      UNDERTAKING PURSUANT TO RULE 415

                The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.      UNDERTAKING IN RESPECT OF INCORPORATED ANNUAL AND QUARTERLY
                REPORTS

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D.      UNDERTAKING IN RESPECT OF INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E.      UNDERTAKING PURSUANT TO RULE 430a

        The undersigned registrant hereby undertakes that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 24th day of November, 1999.

                                     LYCOS, INC.

                                     By:   /s/ Robert J. Davis
                                         ---------------------------------------
                                           Robert J. Davis
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below constitutes and appoints Robert J. Davis and Edward M. Philip and each of them, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                              DATE
---------                   -----                              ----
/s/ Robert J. Davis         President, Chief Executive         November 24, 1999
------------------------    Officer and Director
Robert J. Davis             (Principal Executive Officer)

/s/ Edward M. Philip        Chief Operating Officer and        November 24, 1999
------------------------    Chief Financial Officer
Edward M. Philip            (Principal Financial And
                            Accounting Officer)

/s/John M. Connors, Jr.     Director                           November 24, 1999
------------------------
John M. Connors, Jr.

/s/ Richard S. Sabot        Director                           November 24, 1999
------------------------
Richard S. Sabot

/s/ Daniel J. Nova          Director                           November 24, 1999
------------------------
Daniel J. Nova

/s/ Peter Lund              Director                           November 24, 1999
------------------------
Peter Lund

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
------                   -----------
5.1       Opinion of Testa, Hurwitz & Thibeault, LLP.

23.1      Consent of KPMG LLP, Independent Accountants.

23.2      Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).

24.1      Power of Attorney (included on signature page).